Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 29, 2014
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports First Quarter 2014 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2014. The Bank expects to file its First Quarter 2014 Form 10-Q with the Securities and Exchange Commission (SEC) on or about May 9, 2014.

Operating Results

For the three months ended March 31, 2014, the Bank recorded net income of $37.0 million compared to $27.3 million for the same period in 2013. The Bank's net income was primarily driven by net interest income and other income (loss).

The Bank's net interest income totaled $52.4 million for the three months ended March 31, 2014 compared with $53.3 million for the same period last year. The slight decrease was primarily due to lower advance prepayment fee income. During the three months ended March 31, 2014, advance prepayment fee income totaled $0.2 million compared to $1.8 million for the same period in 2013. This decrease was partially offset by a decline in interest expense due to lower funding costs.

The Bank's other income (loss) totaled $3.4 million for the three months ended March 31, 2014 compared to $(7.7) million for the same period last year. The primary drivers of other income (loss) were gains on trading securities, losses on derivatives and hedging activities, and a reduction in losses on the extinguishment of debt as further described below.

The Bank's trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three months ended March 31, 2014, the Bank recorded gains on trading securities of $24.2 million compared to losses of $6.9 million for the same period in 2013. These changes in fair value were due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

The changes in fair value on trading securities are generally offset by changes in fair value on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three months ended March 31, 2014, the Bank recorded losses of $23.1 million on its derivatives and hedging activities through other income (loss) compared to gains of $10.9 million during same period last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps that the Bank utilizes to economically hedge its trading securities portfolio.

The Bank also extinguishes higher-costing debt from time to time in an effort to better match its projected asset cash flows and to reduce its future interest costs. During the three months ended March 31, 2014, the Bank did not extinguish any debt. During the three months ended March 31, 2013, the Bank extinguished $92.1 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $15.1 million through other income (loss).

Balance Sheet Highlights

The Bank's total assets decreased slightly to $72.9 billion at March 31, 2014 from $73.0 billion at December 31, 2013 due primarily to a decline in advances and mortgage loans, partially offset by an increase in investments. Advances decreased by $0.7 billion due to reduced member demand, scheduled maturities, and prepayments. Mortgage loans decreased $0.1 billion due to principal paydowns exceeding mortgage loan purchases. Investments increased $0.7 billion mainly due to the purchase of mortgage-backed securities (MBS) during the quarter. Total capital was $3.5 billion at March 31, 2014 and December 31, 2013.

Additional financial information will be provided in the Bank's First Quarter 2014 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about May 9, 2014.

Dividend

In May, the Board of Directors is scheduled to review and approve the first quarter 2014 dividend. A dividend announcement is expected on or about May 9, 2014.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2014	2013
Advances	$44,924	$45,650
Investments	20,885	20,131
Mortgage loans held for portfolio, net	6,485	6,557
Total assets	72,889	73,004
Consolidated obligations	68,041	68,332
Total liabilities	69,415	69,547
Total capital stock - Class B putable	2,670	2,692
Retained earnings	697	678
Accumulated other comprehensive income	107	87
Total capital	3,474	3,457
Total regulatory capital[1]	3,375	3,379

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended
	March 31,
Operating Results (dollars in millions)	2014	2013
Net interest income	$52.4	$53.3
Reversal for credit losses on mortgage loans	(0.3)	—
Other income (loss)	3.4	(7.7)
Other expense	15.0	15.2
Total assessments	4.1	3.1
Net income	37.0	27.3
Performance Ratios
Net interest margin	0.30%	0.44%
Return on average equity	4.37%	3.98%
Return on average capital stock	5.65%	5.52%
Return on average assets	0.21%	0.23%
Regulatory capital ratio	4.63%	5.46%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's First Quarter 2014 Form 10-Q expected to be filed on or about May 9, 2014 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.